EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 17, 2003, relating to the financial statements, which appears in Alexion Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended July 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Hartford, Connecticut

May 7, 2004